Exhibit 99.1
XPEL Announces Multiple Acquisitions in North America

San Antonio, TX – October 1, 2021 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, has announced the acquisition of five businesses in the United States and Canada from two sellers.

In Canada:

Shadow Shield: A distributor of paint protection film and window film to customers in Canada with locations in Calgary, Alberta and Mississauga, Ontario.

Shadow Tint: An installer of paint protection and window film operating in Calgary, Alberta.

North 1 Technologies: A software company providing software and patterns for cutting paint protection film to customers around the world under the FilmWraps brand.

In the United States:

One Armor: An Installer of paint protection and window film in Phoenix, Arizona.

Tint Net: A high-volume installer of automotive window film providing on-site service serving mostly mid-range new car dealerships in Arizona.

The combined purchase price of these acquisitions is approximately USD$20.1 million and is subject to customary adjustments, including working capital adjustments. These acquisitions closed on October 1, 2021.

On a full year basis, these combined acquisitions would add revenue of approximately USD$17.0 million. After integration, the Company expects full-year post-synergy earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately USD$4.0 million which the Company expects to occur on a run-rate basis beginning in Q2 2022. The Company expects to incur approximately USD$0.3 million in acquisition and integration related expenses and is funding the transaction with existing cash on hand and available credit facilities.

Ryan Pape, President and Chief Executive Officer of XPEL, stated, “XPEL remains a willing buyer of businesses that expand upon our core strategies, from sellers that are looking for their next journey with a winning and dynamic team. These acquisitions are consistent with our go-to-market strategy and our desire to add top talent to the team.”

About XPEL, Inc.
XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com